                                                Filed Pursuant to Rule 424(b)(3)

                                                      Registration No. 333-81434


PROSPECTUS SUPPLEMENT DATED JULY 11, 2002

(To Prospectus filed on April 30, 2002)


                              LSI LOGIC CORPORATION

                                   PROSPECTUS

                                  $490,000,000

                          (aggregate principal amount)

               4.00 % Convertible Subordinated Notes due 2006 and
             the Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned "Selling Securityholders" commencing on page 41 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                          PRINCIPAL
                                                          AMOUNT AT
                                                         MATURITY OF                    NUMBER OF    PERCENTAGE
                                                            NOTES                       SHARES OF     OF COMMON
                                                         BENEFICIALLY    PERCENTAGE   COMMON STOCK      STOCK
                                                        OWNED THAT MAY     OF NOTES    THAT MAY BE   OUTSTANDING
                   NAME                                    BE SOLD       OUTSTANDING     SOLD(1)          (2)
                   ----                                 --------------   -----------  ------------   -----------
Alpha U.S. Sub Fund VIII, LLC                             1,750,000           *           66,441           *
Argent LowLev Convertible Arbitrage Fund LLC                100,000           *            3,796           *
Argent LowLev Convertible Arbitrage Fund Ltd.             1,300,000           *           49,356           *
Clinton Multistrategy Master Fund, Ltd.                  12,750,000         2.6%         484,073           *
Clinton Riverside Convertible Portfolio Limited          13,750,000         2.8%         522,039           *
Deephaven Domestic Convertible Trading Ltd.              36,750,000         7.5%       1,395,269           *
Goldman Sachs and Company                                 9,170,000         1.9%         348,152           *
Highbridge International LLC                             40,500,000         8.2%       1,537,643           *
IDEX -- Transamerica Convertible Fund                        80,000           *            3,037           *
KBC Financial Products (Cayman Islands) Limited          18,300,000         3.7%         694,787           *
Lincoln National Global Asset Allocation Fund, Inc.          86,000           *            3,265           *
Lyxor Master Fund Ref: Argent/LowLev CB                     400,000           *           15,186           *
Man Convertible Bond Master Fund, Ltd.                    6,359,000         1.3%         241,429           *
Putnam Asset Allocation Funds --
   Balanced Portfolio                                       710,000           *           26,956           *
Putnam Asset Allocation Funds --
   Conservative Portfolio                                   554,000           *           21,033           *
Putnam Convertible Income-Growth Trust                    4,800,000         1.0%         182,239           *
Putnam Convertible Opportunities and
   Income Trust                                             180,000           *            6,833           *
Putnam Variable Trust -- Putnam VT
  Global Asset Allocation Fund                              170,000           *            6,454           *
RCG Baldwin LP                                            1,267,000           *           48,103           *
RCG Halifax Master Fund, Ltd.                               475,000           *           18,034           *
RCG Multi Strategy L.P.                                     905,000           *           34,359           *
Ramius LP                                                   633,000           *           24,032           *
St. Thomas Trading, Ltd.                                 18,794,000         3.8%         713,542           *
Teachers Insurance and Annuity Association               13,500,000         2.8%         512,547           *
Transamerica Life Insurance & Annuities Co.               6,000,000         1.2%      18,603,591           *
Transamerica Premier High Yield Fund                        500,000           *           18,983           *

UBS Global Equity Arbitrage Master Ltd.                     500,000           *           18,983           *
Zurich Institutional Benchmark Master Fund Ltd.             200,000           *            7,593           *


 *      Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $26.339 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 369,432,477 shares of common stock outstanding as of April 5, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.